UNITED STATES
         SECURITIES AND EXCHANGE COMMISSION
               WASHINGTON, D.C. 20549

         __________________________________

                   SCHEDULE 13G

           Under the Securities Exchange
           Act of 1934 (Amendment No. 1)*

         __________________________________

 	              GrubHub Inc.
                 (Name of Issuer)

 	             Common Stock
          (Title of Class of Securities)

 	               400110102
                  (CUSIP Number)

 	              May 1, 2015
         (Date of Event Which Requires Filing
                of this Statement)
          __________________________________

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

	Rule 13d-1(b):
	Rule 13d-1(c):
	Rule 13d-1(d): [x]

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



1 NAMES OF REPORTING PERSONS
	SEI VI Chow AIV, L.P.

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a):
	(b): [x]

3 SEC USE ONLY

4 CITIZENSHIP OR PLACE OF ORGANIZATION
	Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5 SOLE VOTING POWER
	0

6 SHARED VOTING POWER
	2,468,007

7 SOLE DISPOSITIVE POWER
	0

8 SHARED DISPOSITIVE POWER
	2,468,007

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	2,468,007

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
SHARES (SEE INSTRUCTIONS)

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	2.9%

12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
	PN


1 NAMES OF REPORTING PERSONS
	Spectrum Equity Associates VI, L.P.

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a):
	(b): [x]

3 SEC USE ONLY

4 CITIZENSHIP OR PLACE OF ORGANIZATION
	Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5 SOLE VOTING POWER
	0

6 SHARED VOTING POWER
	2,468,007

7 SOLE DISPOSITIVE POWER
	0

8 SHARED DISPOSITIVE POWER
	2,468,007

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	2,468,007

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
SHARES (SEE INSTRUCTIONS)

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	2.9%

12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
	PN


1 NAMES OF REPORTING PERSONS
	SEA VI Management, LLC

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a):
	(b): [x]

3 SEC USE ONLY

4 CITIZENSHIP OR PLACE OF ORGANIZATION
	Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5 SOLE VOTING POWER
	0

6 SHARED VOTING POWER
	2,468,007

7 SOLE DISPOSITIVE POWER
	0

8 SHARED DISPOSITIVE POWER
	2,468,007

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	2,468,007

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
SHARES (SEE INSTRUCTIONS)

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	2.9%

12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
	OO


1 NAMES OF REPORTING PERSONS

Spectrum VI Investment Managers' Fund, L.P.

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a):
	(b): [x]

3 SEC USE ONLY

4 CITIZENSHIP OR PLACE OF ORGANIZATION
	Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5 SOLE VOTING POWER
	0

6 SHARED VOTING POWER
	2,468,007

7 SOLE DISPOSITIVE POWER
	0

8 SHARED DISPOSITIVE POWER
	2,468,007

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	2,468,007

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
SHARES (SEE INSTRUCTIONS)

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	2.9%

12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS
	PN


1 NAMES OF REPORTING PERSONS

Spectrum VI Co-Investment Fund, L.P.

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a):
	(b): X

3 SEC USE ONLY

4 CITIZENSHIP OR PLACE OF ORGANIZATION
	Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5 SOLE VOTING POWER
	0

6 SHARED VOTING POWER
	2,468,007

7 SOLE DISPOSITIVE POWER
	0

8 SHARED DISPOSITIVE POWER
	2,468,007

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	2,468,007

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
SHARES (SEE INSTRUCTIONS)

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	2.9%

12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
	PN


1 NAMES OF REPORTING PERSONS
	Brion B. Applegate

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a):
	(b): [x]

3 SEC USE ONLY

4 CITIZENSHIP OR PLACE OF ORGANIZATION
	United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5 SOLE VOTING POWER
	0

6 SHARED VOTING POWER
	2,468,007

7 SOLE DISPOSITIVE POWER
	0

8 SHARED DISPOSITIVE POWER
	2,468,007

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	2,468,007

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
SHARES (SEE INSTRUCTIONS)

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	2.9%

12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
	IN



1 NAMES OF REPORTING PERSONS
	William P. Collatos

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a)
	(b): [x]

3 SEC USE ONLY

4 CITIZENSHIP OR PLACE OF ORGANIZATION
	United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5 SOLE VOTING POWER
	0

6 SHARED VOTING POWER
	2,468,007

7 SOLE DISPOSITIVE POWER
	0

8 SHARED DISPOSITIVE POWER
	2,468,007

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	2,468,007

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
SHARES (SEE INSTRUCTIONS)

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	2.9%

12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
	IN


1 NAMES OF REPORTING PERSONS
	Randy J. Henderson

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a):
	(b): [x]

3 SEC USE ONLY

4 CITIZENSHIP OR PLACE OF ORGANIZATION
	United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5 SOLE VOTING POWER
	0

6 SHARED VOTING POWER
	2,468,007

7 SOLE DISPOSITIVE POWER
	0

8 SHARED DISPOSITIVE POWER
	2,468,007

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	2,468,007

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
SHARES (SEE INSTRUCTIONS)

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	2.9%

12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
	IN


1 NAMES OF REPORTING PERSONS
	Christopher T. Mitchell

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a):
	(b): [x]

3 SEC USE ONLY

4 CITIZENSHIP OR PLACE OF ORGANIZATION
	United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5 SOLE VOTING POWER
	0

6 SHARED VOTING POWER
	2,468,007

7 SOLE DISPOSITIVE POWER
	0

8 SHARED DISPOSITIVE POWER
	2,468,007

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	2,468,007

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
SHARES (SEE INSTRUCTIONS)

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	2.9%

12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
	IN


1 NAMES OF REPORTING PERSONS
	Victor E. Parker, Jr.

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a):
	(b): [x]

3 SEC USE ONLY

4 CITIZENSHIP OR PLACE OF ORGANIZATION
	United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5 SOLE VOTING POWER
	0

6 SHARED VOTING POWER
	2,468,007

7 SOLE DISPOSITIVE POWER
	0

8 SHARED DISPOSITIVE POWER
	2,468,007

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	2,468,007

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
SHARES (SEE INSTRUCTIONS)

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	2.9%

12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
	IN



1 NAMES OF REPORTING PERSONS
	Benjamin C. Spero

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a):
	(b): [x]

3 SEC USE ONLY

4 CITIZENSHIP OR PLACE OF ORGANIZATION
	United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5 SOLE VOTING POWER
	0

6 SHARED VOTING POWER
	2,468,007

7 SOLE DISPOSITIVE POWER
	0

8 SHARED DISPOSITIVE POWER
	2,468,007

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,468,007

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
SHARES (SEE INSTRUCTIONS)

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	2.9%

12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
	IN


Item 1(a). Name of Issuer:  GrubHub Inc. (the "Issuer").

Item 1(b). Address of Issuer's Principal Executive Offices:
111 W Washington Street, Suite 2100, Chicago, Illinois
60602.

Item 2(a). Names of Persons Filing: This statement is being filed by SEI VI Chow AIV, L.P., ("SEI VI"); Spectrum
Equity Associates VI, L.P. ("SEA VI"), which is the sole general partner of SEI VI; Spectrum VI Investment
Managers' Fund, L.P. ("IMF VI"); Spectrum VI Co-
Investment Fund, L.P. ("CO-IF VI"); SEA VI Management,
LLC ("SEA VI Management" and, together with SEI VI, SEA
VI, IMF VI and CO-IF VI, the "Fund VI Entities"), which is the sole general partner of SEA VI, the sole general partner of IMF VI and the sole general partner of CO-IF
VI; Brion B. Applegate ("Applegate"), William P.
Collatos ("Collatos"), Randy J. Henderson ("Henderson"),
Christopher T. Mitchell ("Mitchell"), Victor E. Parker,
Jr. ("Parker") and Benjamin C. Spero ("Spero", together with Applegate, Collatos, Henderson, Mitchell and
Parker, the "Managers"). The Managers are the individual managing directors of SEA VI Management. The persons and entities named in this paragraph are referred to individually herein as a "Reporting Person" and collectively as the "Reporting Persons."

Item 2(b). Address of Principal Business Office or, if None,
Residence: The address of the principal business office of Collatos and Mitchell is Spectrum Equity Investors,
One International Place, 35th Floor, Boston, MA 02110. The address of the principal business office of SEI VI, SEA
VI, IMF VI, CO-IF VI, SEA VI Management, Applegate, Henderson, Parker and Spero is Spectrum Equity Investors, 140 New Montgomery, 20th Floor, San Francisco, CA 94105.

Item 2(c). Citizenship: Each of SEI VI, IMF VI, CO-IF VI and SEA VI is a limited partnership organized under the laws of the State of Delaware. SEA VI Management is a limited liability company organized under the laws of the State of Delaware. Each of the Managers is a citizen of the United States of America.

Item 2(d). Title of Class of Securities:  Common Stock, $
0.0001 par value ("Common Stock").

Item 2(e). CUSIP Number: 400110102

Item 3. If this statement is filed pursuant to Sections 240.13d-
1(b) or 240.13d-2(b) or (c), check whether the person filing is a: Not applicable.

Item 4. Ownership.

(a) SEI VI is the record owner of 2,461,097 shares of Common Stock as of December 31, 2015 (the "SEI VI
Shares"). As the sole general partner of SEI VI, SEA
VI may be deemed to own beneficially the SEI VI
Shares. IMF VI is the record owner of 5,949 shares of Common Stock as of December 31, 2015 (the "IMF VI
Shares"). CO-IF VI is the record owner of 2,131 shares of Common Stock as of December 31, 2015 (the
"CO-IF VI Shares" and, together with the SEI VI
Shares and IMF VI Shares, the "Fund VI Shares"). As the sole general partner of SEA VI, the sole general partner of IMF VI and the sole general partner of CO-IF VI, SEA VI Management may be deemed to own beneficially the Fund VI Shares. As the individual managing directors of SEA VI Management, each of the Managers may also be deemed to own beneficially the Fund VI Shares. By virtue of their relationship as affiliated entities, whose controlling entities have overlapping individual controlling persons, each of the Fund VI Entities may be deemed to share the power to direct the disposition and vote of the Fund VI
Shares for an aggregate of 2,468,007 shares.

(b) Percent of Class: See Line 11 of cover sheets. The percentages set forth on the cover sheets for each Reporting Person are calculated based on 84,925,708 shares of Common Stock reported by the Issuer to be outstanding as of November 6, 2015.

(c) Number of shares as to which such person has:

(i) sole power to vote or to direct the vote:  See
Line 5 of cover sheets.

(ii) shared power to vote or to direct the vote:  See
Line 6 of cover sheets.

(iii) sole power to dispose or to direct the disposition of: See Line 7 of cover sheets.

(iv) shared power to dispose or to direct the disposition of: See Line 8 of cover sheets.

Each Reporting Person disclaims beneficial ownership of such shares of Common Stock except for the shares, if any, such Reporting Person holds of record.

Item 5. Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another
Person.

Not applicable.

Item 7. Identification and Classification of the Subsidiary
Which Acquired the Security Being Reported on by the
Parent Holding Company.

Not applicable.

Item 8. Identification and Classification of Members of the
Group.

Not applicable.

Item 9. Notice of Dissolution of Group.

Not applicable.

Item 10. Certification.

Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).


SIGNATURE

   After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:	February 10th, 2016

SEI VI Chow AIV, L.P.

By:	Spectrum Equity Associates VI, L.P.
	its general partner

	By:	SEA VI Management, LLC
		its general partner

    		By:		*
    			Brion B. Applegate
    			Managing Director

Spectrum Equity Associates VI, L.P.

By:	SEA VI Management, LLC
	its general partner

	By:		*
		Brion B. Applegate
		Managing Director

SEA VI Management, LLC

By:		*
	Brion B. Applegate
	Managing Director

Spectrum VI Investment Managers' Fund, L.P.

By:	SEA VI Management, LLC
	its general partner

	By:		*
		Brion B. Applegate
		Managing Director

	*
Brion B. Applegate

	*
William P. Collatos

	*
Randy J. Henderson

	*
Christopher T. Mitchell

	*
Victor E. Parker, Jr.

/s/ Benjamin C. Spero
Benjamin C. Spero


	*By: 	/s/ Brion B. Applegate
		Brion B. Applegate
		As attorney-in-fact


This Schedule 13G was executed by Brion B. Applegate on behalf of the individuals listed above pursuant to a Power of Attorney, a copy of which is attached as Exhibit 2.